Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
Investor Relations
+1.813.273.3000

Syniverse Holdings, Inc. Announces

Initial Public Offering of Common Stock

Tampa, Fla. – Feb. 10, 2005 – Syniverse Holdings, Inc. (NYSE: SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, today announced its initial public offering of 17,620,000 shares of its common stock at a price of $16.00 per share. The shares are being offered by an underwriting group managed by Lehman Brothers Inc. and Goldman, Sachs & Co. and co-managed by Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., Robert W. Baird & Co. Incorporated, Friedman, Billings, Ramsey & Co., Inc. and Raymond James & Associates, Inc. Syniverse Holdings, Inc. and the selling stockholders have granted the underwriters an option, exercisable until March 11, 2005, to purchase up to an additional 2,643,000 shares of common stock.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. The offering of these securities may be made only by means of the prospectuses relating to these securities. Copies of the final prospectus may be obtained from Lehman Brothers Inc., 605 Third Avenue, Third Floor, New York, New York 10158, Attn.: Syndicate Registration (Tel.: (646) 497-4812; Fax: (646) 758-4231) or c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717 and Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attn.: Prospectus Department (Tel.: (212) 902-1171).

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Syniverse Technologies o One Tampa City Center, Suite 700, Tampa, FL 33602 o Tel +1 888.724.3579 o Outside North America +1 813.209.5944

www.syniverse.com